As filed with the Securities and Exchange Commission on December 1, 2022

Registration No. 333-258124

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________________________

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

___________________________

First Majestic Silver Corp.
(Exact name of registrant as specified in its charter)

British Columbia	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

925 West Georgia Street, Suite 1800 Vancouver, British Columbia, Canada	V6C 3L2
(Address of Principal Executive Offices)	(Zip Code)

Long-Term Incentive Plan (2022)

Amended and Restated Long-Term Incentive Plan

(Full title of the plan)
___________________________

Puglisi & Associates

850 Library Avenue, Suite 204

Newark, Delaware 19711

(302) 738-6680

(Name, address and telephone number, including area code, of agent for service)
___________________________

with copies to:

Sophie Hsia General Counsel First Majestic Silver Corp. 925 West Georgia Street, Suite 1800 Vancouver, British Columbia V6C 3L2 Canada (604) 688-3033	Daniel M. Miller Dorsey & Whitney LLP Suite 1070, 1095 West Pender Street Vancouver, British Columbia V6E 2M6 Canada (604) 630-5199

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company" and "emerging growth company" in Rule 12b- 2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

On May 26, 2022, the Registrant's shareholders approved the First Majestic Silver Corp. Long-Term Incentive Plan (the "2022 Plan"). The total number of common shares authorized for issuance under the 2022 Plan includes: (i) 7,679,513 of the shares available for issuance but not issued or subject to outstanding awards under the First Majestic Silver Corp. Amended and Restated Long-Term Incentive Plan (the "Prior Plan") as of May 26, 2022 and (ii) an aggregate of up to 8,091,602 shares subject to awards under the Prior Plan as of May 26, 2022 that subsequently cease to be subject to such awards, such as by expiration, cancellation or forfeiture of the awards (together, the "Prior Plan Shares").

In accordance with Item 512(a)(1)(iii) of Regulation S-K and Compliance and Disclosure Interpretation 126.43, this Post-Effective Amendment No. 1 (the "Post-Effective Amendment") is hereby filed to cover the issuance of the Prior Plan Shares pursuant to the 2022 Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information required by Item 1 of Form S-8 and the statement of availability of registrant information and any other information required by Item 2 of Form S-8 will be sent or given to participants as specified by Rule 428 under the Securities Act of 1933, as amended. In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents are not being filed with the United States Securities and Exchange Commission, or the "Commission", either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. First Majestic Silver Corp., or "we", "our company" or the "Registrant", will maintain a file of such documents in accordance with the provisions of Rule 428. Upon request, the Registrant will furnish to the Commission or its staff a copy of any or all of the documents included in such file.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated into this registration statement by reference:

  The Registrant's Annual Report on Form 40-F for the year ended December 31, 2021;
  Exhibits 99.1 and 99.2 to the Registrant's Current Report on Form 6-K furnished to the Commission on March 10, 2022 that includes annual financial information, as amended on March 15, 2022;
  Exhibit 99.3 to the Registrant's Current Report on Form 6-K furnished to the Commission on April 14, 2022;
  Exhibits 99.1 and 99.2 to the Registrant's Current Report on Form 6-K furnished to the Commission on May 12, 2022;
  Exhibits 99.1 and 99.2 to the Registrant's Current Report on Form 6-K furnished to the Commission on August 4, 2022;
  Exhibits 99.1 and 99.2 to the Registrant's Current Report on Form 6-K furnished to the Commission on November 9, 2022;
  The description of the Registrant's common shares contained in its Registration Statement on Form 40-F filed with the Commission on November 23, 2010 under Section 12 of the Exchange Act, as amended on December 8, 2010, and all amendments and reports filed for the purpose of updating such description; and
  All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2021.

Each document filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this registration statement and prior to the filing of any post-effective amendment to this registration statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents. In addition, any information circular, unaudited interim consolidated financial statements, management's discussion and analysis, material change reports (excluding confidential material change reports) or business acquisition reports subsequently filed by the registrant with securities commissions or similar authorities in the relevant provinces and territories of Canada after the date of this registration statement, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement from the applicable Report on Form 6-K on which such document is furnished to the Commission. In addition, any Form 6-K furnished by the registrant during such period or portions thereof, in each case that are identified in such Form 6-K as being incorporated by reference into this registration statement, shall be deemed to be incorporated by reference into and to be part of this registration statement from the date of filing of each such document.

Any statement contained herein, in any amendment hereto or in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any subsequently-filed amendment to this registration statement or in any document that also is incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement

Item 4. Description of Securities.

Not applicable.

Item 5. Interest of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

We are subject to the provisions of Part 5, Division 5 of the Business Corporations Act (British Columbia) (the "Act").

Under Section 160 of the Act, we may, subject to Section 163 of the Act:

(1) indemnify an individual who:

  is or was a director or officer of our company;

  is or was a director or officer of another corporation (i) at a time when such corporation is or was an affiliate of our company; or (ii) at our request, or at our request, is or was, or holds or held a position equivalent to that of, a director or officer of a partnership, trust, joint venture or other unincorporated entity,

and including, subject to certain limited exceptions, the heirs and personal or other legal representatives of that individual (collectively, an "eligible party"), against all eligible penalties to which the eligible party is or may be liable; and

(2) after final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by an eligible party in respect of that proceeding, where:

"eligible penalty" means a judgment, penalty or fine awarded or imposed in, or an amount paid in settlement of, and eligible proceeding.

"eligible proceeding" means a proceeding in which an eligible party or any of the heirs and personal or other legal representatives of the eligible party, by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, our company or an associated corporation (a) is or may be joined as a party, or (b) is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding.

"proceeding" includes any legal proceeding or investigative action, whether current, threatened , pending or completed.

Under Section 161 of the Act, and subject to Section 163 of the Act, we must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by an eligible party in respect of that proceeding if the eligible party (a) has not been reimbursed for those expenses, and (b) is wholly successful, on the merits or otherwise, in the outcome of the proceeding or is substantially successful on the merits in the outcome of the proceeding.

Under Section 162 of the Act, and subject to Section 163 of the Act, we may pay, as they are incurred in advance of the final disposition of an eligible proceeding, the expenses actually and reasonably incurred by an eligible party in respect of the proceeding, provided that we must not make such payments unless we first receive from the eligible party a written undertaking that, if it is ultimately determined that the payment of expenses is prohibited under Section 163 of the Act, the eligible party will repay the amounts advanced.

Under Section 163 of the Act, we must not indemnify an eligible party against eligible penalties to which the eligible party is or may be liable or pay the expenses of an eligible party in respect of that proceeding under Sections 160, 161 or 162 of the Act, as the case may be, if any of the following circumstances apply:

• if the indemnity or payment is made under an earlier agreement to indemnify or pay expenses and, at the time that the agreement to indemnify or pay expenses was made, we were prohibited from giving the indemnity or paying the expenses by our memorandum or articles;

• if the indemnity or payment is made otherwise than under an earlier agreement to indemnify or pay expenses and, at the time that the indemnity or payment is made, we are prohibited from giving the indemnity or paying the expenses by our memorandum or articles;

• if, in relation to the subject matter of the eligible proceeding, the eligible party did not act honestly and in good faith with a view to the best interests of our company or the associated corporation, as the case may be; or

• in the case of an eligible proceeding other than a civil proceeding, if the eligible party did not have reasonable grounds for believing that the eligible party's conduct in respect of which the proceeding was brought was lawful.

If an eligible proceeding is brought against an eligible party by or on behalf of our company or by or on behalf of an associated corporation, we must not either indemnify the eligible party against eligible penalties to which the eligible party is or may be liable, or pay the expenses of the eligible party under Sections 160, 161 or 162 of the Act, as the case may be, in respect of the proceeding.

Under Section 164 of the Act, and despite any other provision of Part 5, Division 5 of the Act and whether or not payment of expenses or indemnification has been sought, authorized or declined under Part 5, Division 5 of the Act, on application of our company or an eligible party, the Supreme Court of British Columbia may do one or more of the following:

• order us to indemnify an eligible party against any liability incurred by the eligible party in respect of an eligible proceeding;

• order us to pay some or all of the expenses incurred by an eligible party in respect of an eligible proceeding;

• order the enforcement of, or payment under, an agreement of indemnification entered into by us;

• order us to pay some or all of the expenses actually and reasonably incurred by any person in obtaining an order under Section 164 of the Act; or

• make any other order the court considers appropriate.

Section 165 of the Act provides that we may purchase and maintain insurance for the benefit of an eligible party or the heirs and personal or other legal representatives of the eligible party against any liability that may be incurred by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, our company or an associated corporation.

Under our articles, and subject to the Act, we must indemnify a director, former director or alternate director and his or her heirs and legal personal representatives against all eligible penalties to which such person is or may be liable, and we must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by such person in respect of that proceeding.  Each eligible party is deemed to have contracted with our company on the terms of the indemnity contained in our articles.

Under our articles, and subject to the Act, we may agree to indemnify and may indemnify any person (including an eligible party).  We have entered into indemnity agreements with certain of our directors and officers.

Pursuant to our articles, the failure of an eligible party to comply with the Act or our articles does not, of itself, invalidate any indemnity to which he or she is entitled under our articles.

Under our articles, we may purchase and maintain insurance for the benefit of an eligible person (or his or her heirs or legal personal representatives) against any liability incurred by him or her as a director, officer or person who holds or held such equivalent position.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description

4.1	Certificate of Continuation and Certificate of Change of Name (incorporated by reference to Exhibit 4.1 to the Registration Statement on Form S-8 filed by First Majestic Silver Corp. on July 23, 2021 (File No. 333-258124)).

4.2	Notice of Articles and Articles filed under the Business Corporations Act (British Columbia) (incorporated by reference to Exhibit 4.2 to the Registration Statement on Form S-8 filed by First Majestic Silver Corp. on July 23, 2021 (File No. 333-258124)).

4.4*	Amended and Restated Long-Term Incentive Plan

4.5	Long-Term Incentive Plan (2022)

5.1*	Opinion of Bennett Jones LLP with respect to Amended and Restated Long-Term Incentive Plan

5.2	Opinion of Bennett Jones LLP with respect to 2022 Long-Term Incentive Plan

23.1	Consent of Deloitte LLP

23.2*	Consent of Persio P. Rosario, P.Eng.

23.3*	Consent of Brian Boutilier, P.Eng.

23.4*	Consent of David Rowe, CPG

23.5*	Consent of Joaquin Merino, P.Geo.

23.6*	Consent of Maria E. Vazquez, P.Geo.

23.7*	Consent of Ramon Mendoza Reyes, P. Eng.

23.8*	Consent of Phillip J. Spurgeon, P.Geo.

23.9*	Consent of Ryan Rodney, CPG

23.10*	Consent of Gordon L. Fellows, P.E.

23.11*	Consent of Chelsea Hamilton, P.Eng.

23.12*	Consent of Andrew P. Hampton, P.Eng.

23.13*	Consent of Jeremy Scott Collyard, MMSA

24.1*	Powers of Attorney.

__________________
*Previously filed.

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

 (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

 (i) to include any prospectus required by section 10(a)(3) of the Securities Act;

 (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

 (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

 (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

 (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, First Majestic Silver Corp. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Vancouver, British Columbia, Canada, on December 1, 2022.

FIRST MAJESTIC SILVER CORP.

By:	/s/ Keith Neumeyer
Name: Keith Neumeyer
Title: President & Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment to Registration Statement has been signed by the following persons in the capacities indicated and on  December 1, 2022.

Signature	Title

/s/ Keith Neumeyer Keith Neumeyer	President & Chief Executive Officer and Director (Principal Executive Officer)

/s/ David Soares David Soares	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

* Ana Lopez	Director

* Marjorie Co	Director

* Thomas Fudge, Jr.	Director (Chairman of the Board)

* Raymond Polman	Director

Signature	Title

* Jean des Rivieres	Director

* Colette Rustad	Director

*By: /s/ Keith Neumeyer Keith Neumeyer Attorney-in-fact

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has signed this Post-Effective Amendment to Registration Statement, solely in its capacity as the duly authorized representative of First Majestic Silver Corp. in the United States, on December 1, 2022.

PUGLISI & ASSOCIATES

By:	/s/ Donald J. Puglisi
Name: Donald J. Puglisi
Title: Managing Director